Exhibit 2

DEED OF ADHERENCE

This Deed of Adherence (this “Deed”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Investor Rights Agreement dated as of August 24, 2018 (the “Investor Rights Agreement”) between China Biologic Products Holdings, Inc., a Cayman Islands exempted company, and CITIC Capital MB Investment Limited (the “Original Investor”), a Cayman Islands exempted company.

Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Investor Rights Agreement.

The Joining Party hereby acknowledges, agrees and undertakes that, by its execution of this Deed, the Joining Party shall be deemed to be a party to the Investor Rights Agreement and to perform the obligations imposed by the Investor Rights Agreement on the Original Investor which are to be performed on or after the date of this Deed in all respects as if it had executed the Investor Rights Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Investor Rights Agreement applicable to the Original Investor.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Deed of Adherence as of the date written below.

Date: October 12, 2018

EXECUTED as a DEED by	)
CITIC CAPITAL CHINA PARTNERS IV, L.P.	)	/s/ Rikizo Matsukawa
Name: Rikizo Matsukawa
Title: Director
in the presence of:	) )
Witness		/s/ Keiko Sato
Name: Keiko Sato

[Signature Page to Deed of Adherence]